Exhibit 21
SUBSIDIARIES OF THE REGISTRANT

Subsidiary Name	Location

Diodes Taiwan Incorporated	Taiwan
Shanghai Kai Hong Electronics Co., Ltd.	China
Diodes FabTech Incorporated	Missouri
Diodes Hong Kong Limited	Hong Kong
Shanghai Kai Hong Technology Co., Ltd.	China
Anachip Corporation	Taiwan
Diodes International B.V.	Netherlands
Diodes Hong Kong Holding Company Limited	Hong Kong
Diodes Germany GmbH	Germany*
Diodes United Kingdom Limited	United Kingdom*
Diodes Korea Incorporated	Korea
Diodes France SARL	France
Diodes Zetex Hong Kong Limited	Hong Kong
Diodes Investment Company	Delaware
Diodes Holding UK Limited	United Kingdom
Diodes Zetex Semiconductors Limited	United Kingdom
Diodes Zetex Neuhaus GmbH	Germany
Diodes Zetex GmbH	Germany
Zetex Inc.	New York
Diodes Zetex (Asia) Limited	Hong Kong
Diodes Zetex UK Limited	China
Diodes Zetex Limited	Hong Kong
Diodes Zetex Asia Pacific Limited	Hong Kong*
Diodex Zetex Asia Pacific Ventures Limited	Hong Kong*
Diodes Chinatex Limited	Hong Kong*
Diodes Zetex Procurement AP Limited	Hong Kong*
Diodes Torus Network Products Limited	United Kingdom*
Diodes Knaves Beech Securities Limited	United Kingdom*
Diodes Seal Semiconductors Limited	United Kingdom*
Diodes Fast Analog Solutions Limited	United Kingdom*
Diodes Zetex Investment Limited	United Kingdom*
Telemetrix Share Scheme Trustees Limited	United Kingdom*
Diodes Telemetrix Investments Limited	United Kingdom*
Diodes Telemetrix Securities Limited	United Kingdom*
Diodes Westward Technology Limited	United Kingdom*

*	Dormant subsidiary